AGREEMENT

               THIS AGREEMENT by and between FleetBoston Financial Corporation, a Rhode Island corporation (the “Company”), and Terrence Murray (the “Executive”), dated as of the 10th day of October, 2001.

WITNESSETH

          WHEREAS, in consideration of the Executive’s dedicated service to and leadership of the Company and the commitments and covenants contained herein, the Company and the Executive are entering into this Agreement.

               NOW, THEREFORE, it is hereby agreed as follows:

               1. Company Obligations.

               (a) Benefits. Commencing upon January 3, 2003 (or such earlier retirement date as may be approved by the Human Resources and Board Governance Committee (the “Committee”) of the Company’s Board of Directors, or the Executive’s termination of employment due to his death or Disability (as defined herein), and continuing for the remainder of the Executive’s life (or until such earlier time, if ever, as the Executive notifies the Company in writing that any such benefit or service no longer needs to be provided), the Company hereby agrees to provide the Executive with the following benefits:

                    (i) Aircraft. Upon the Executive’s request from time to time, the Company will make available for the personal use of the Executive and/or his spouse (the “Spouse”), and their respective invitees, a corporate aircraft (either owned by the Company or chartered by the Company at the Company’s expense) for an aggregate of 150 hours of actual flying time per calendar year, on a basis and terms no less favorable than those applicable to the Executive as of the date hereof, provided that the Executive or his Spouse must always be a passenger during any such flights.

                    (ii) Office and Administrative Support. An office suite of a size and with furnishings and equipment appropriate for the chief executive officer of the Company, located in such location and in such city in the United States as the Executive may select from time to time, and in no event less favorable than the office suite, furnishings and equipment provided to the Executive as of the date hereof. The Executive shall also receive administrative support on the same basis and terms as the Executive is provided with administrative support as of the date hereof, which administrative support shall include the employment by the Company of an administrative assistant/secretary selected by the Executive of a skill level at least equal to that of the Executive’s primary administrative assistant as of the date hereof, with the total compensation level (including salary, benefits and periodic increases and eligibility for bonus and stock option grants) of such assistant being at least equal to that provided to the Executive’s primary administrative assistant as of the date hereof and with periodic pay increases that are at least equal to those provided to the primary administrative assistant of the then chief executive officer of the Company.

                    (iii) Automobile. A car and driver, as may be requested by the Executive from time to time, on a basis and terms no less favorable than such car and driver are provided to the Executive as of the date hereof.

                    (iv) Financial Planning. Financial planning, tax and estate planning and tax preparation services (including accounting and legal services), as may be requested by the Executive, on a basis and terms no less favorable than such services are provided to the Executive as of the date hereof, provided that, upon the Executive’s death, his Spouse should she survive him shall be entitled to receive such services for her personal tax returns for the calendar year immediately following the calendar year of the Executive’s death and with respect to the Executive’s federal and state estate tax returns for each calendar year following his death through and including the calendar year during which the Executive’s federal and state estate tax returns are filed and accepted by the respective taxing authorities.

                    (v) Home Security. Home security on a basis and terms no less favorable than home security is provided to the Executive as of the date hereof.

               (b) Charitable Contribution. Within the two-year period commencing on January 3, 2003 (or such earlier retirement date as may be approved by the Committee), or the Executive’s termination of employment with the Company due to his death or Disability, the Company will cause the Company Charitable Foundation to make charitable contributions totaling $3.5 million in the aggregate in the Executive’s name to up to three (3) separate academic institutions of the Executive’s (or in the event of the Executive’s death, his Spouse’s) choice; each of which contributions are to be made within ninety (90) days following the Executive’s (or his Spouse’s) written notification to the Company of the selection.

               (c) Supplemental Retirement Benefits. Commencing as soon as practicable following January 2, 2003 (or such earlier retirement date as may be approved by the Committee), or the Executive’s termination of employment with the Company due to his death or Disability, or at such later commencement date or dates as the Executive may elect (with respect to all or a portion of the Supplemental Retirement Benefits), the Company shall provide the Executive with the supplemental retirement benefits and alternative payment options under the Company’s Supplemental Executive Retirement Plan (1996 Restatement), as amended (the “SERP”), consistent with the resolutions adopted by the Committee at its meeting on August 21, 2001 and Amendment Six to the SERP, a copy of which is attached hereto as Exhibit A (the “Supplemental Retirement Benefits”). The methodology for calculating the Supplemental Retirement Benefits shall be consistent with the methodology and data used in the calculations provided to the Company’s Director of Executive Compensation by William M. Mercer in the attachments to its letter dated September 24, 2001. The SERP, as amended consistent with this Section 1(c), may not be amended with respect to the Executive in any manner after the date hereof without his express written consent, and any attempt to do so without the Executive’s consent will be null and void with respect to any such amendment’s applicability to the Executive. Notwithstanding the amendment and termination provisions of Section 12 of the Trust Agreement for the Retirement Income Assurance Plan and the Supplemental Executive Retirement Plan dated June 19, 1996 (“Trust Agreement”), the Company shall not revoke or amend the Trust Agreement as it applies to the Executive without the express written consent of the Executive. If a “change of control” of the Company (as defined in any equity incentive plan of the Company or any employment or severance agreement between the Company and a senior executive officer) is reasonably expected to occur, then prior to the occurrence of any such change of control, the Company and the Executive shall agree to the value of the remaining benefit obligations under this Agreement, and the Company shall contribute such amount to the Trust Agreement for the benefit of the Executive in accordance with the terms of the Trust Agreement.

               (d) Taxes. In the event that, based on the reasonable advice of the Company’s tax counsel and auditors, any of the benefits or services set forth in Sections 1(a)(i) through (v) are treated as taxable income to the Executive (or after the Executive’s death, his estate or Spouse) for tax purposes, each year the Company shall pay the Executive (or after the Executive’s death, his estate or Spouse) a tax gross-up payment (which covers Federal, state and local income taxes), so that the Executive (or after the Executive’s death, his estate or Spouse) is in the same after-tax position as if such benefits had not been treated as taxable income to the Executive (or after the Executive’s death, his estate or Spouse). The Executive (or after the Executive’s death, his estate or Spouse) shall be entitled to rely upon such advice of the Company’s tax counsel and auditors in filing his annual tax returns. In the event that, as to any year with respect to which any of the benefits or services set forth in Sections 1(a)(i) through (v) were not treated by the Company as taxable income to the Executive (or after the Executive’s death, his estate or Spouse) and as to which the Executive (or after the Executive’s death, his estate or Spouse) was not paid the above tax gross-up payment, the U. S. Internal Revenue Service or any other taxing authority determines that any of such benefits or services should have been treated as taxable income to the Executive (or after the Executive’s death, his estate or Spouse) for tax purposes, then (i) as to the tax year(s) in question, the Company shall pay the Executive (or after the Executive’s death, his estate or Spouse) such a tax gross-up payment (which covers Federal, state and local income taxes, plus all penalties and interest) and (ii) as to each succeeding tax year, to the extent not theretofore paid, the Company shall pay the Executive (or after the Executive’s death, his estate or Spouse) such a tax gross-up payment (which covers Federal, state and local income taxes with respect to the applicable benefits).

               (e) Disability. For purposes of this Agreement, “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to physical or mental illness or injury, which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

               2. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliates for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliates. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract of agreement with, the Company or any of its affiliates on or after the Executive’s date of termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

               3. Full Settlement. The Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others, including pursuant to Section 5.5 of the SERP (as amended by Amendment Four). The rights and benefits provided herein shall in no event be reduced, forfeited or discontinued (including pursuant to Section 5.5 of the SERP, as amended by Amendment Four), regardless of whether the Executive obtains other employment or otherwise. The Company agrees to pay, to the fullest extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, plus interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code of 1986, as amended.

               4. Non-Competition/Non-Solicitation/Confidential Information/Cooperation. (a) The Executive agrees that, during the two-year period immediately following the Executive’s retirement from the Company and all of its affiliates, the Executive will not, without the written consent of the Company, provide substantial services (whether as an employee, officer, director or consultant) to any business organization or other entity that is a Competitor of the Company or its affiliates. For this purpose, a “Competitor” means a national or regional bank or financial services provider with significant national or regional market share, that provides services or products that compete with services or products provided by the Company or its affiliates in geographical areas where the Company or its affiliates provide such services or products. Thus, by way of illustration and not by way of limitation, the Executive’s performing substantial services for a small community bank after his retirement from the Company and its affiliates would not violate this Section 4(a). In addition, it will not be a violation of this Section 4(a) for the Executive to continue serving as a member of any board of directors that the Executive is serving on immediately prior to his retirement.

               (b) The Executive agrees that, during the two-year period immediately following the Executive’s retirement from the Company and all of its affiliates, the Executive will not recruit, hire or attempt to recruit or hire, directly or by assisting others, or otherwise entice or encourage to leave employment any of the Company’s or its affiliates’ executive officers employed by the Company or its affiliates (i) at the time of the Executive’s retirement or (ii) at any time during the six (6) month period prior to the Executive’s retirement.

               (c) The Executive will hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates and their respective businesses that the Executive obtains during the Executive’s employment by the Company or any of its affiliates and that is not public knowledge (other than as a result of the Executive’s violation of this Section 4) (“Confidential Information”). The Executive shall not communicate, divulge or disseminate Confidential Information at any time after the Executive’s employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process.

               (d) The Executive agrees to cooperate with the Company and its affiliates following his retirement by making himself available to testify on behalf of the Company and its affiliates or be deposed, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and to assist the Company and its affiliates in any such action, suit or proceeding by providing information and meeting with representatives of the Company or its affiliates or any such entities counsel, as may be reasonably requested by the Company from time to time. The Executive agrees to cooperate with the Company following his retirement by making himself available on occasion, at the Executive’s convenience in the Executive’s discretion, to attend Company sponsored corporate and business functions, as may be reasonably requested by the Company. The Company shall promptly reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with any such cooperation.

               (e) If any restriction set forth in this Section 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic areas as to which it may be enforceable. The restrictions contained in this Section 4 are necessary for the protection of the Confidential Information of the Company and its affiliates and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach or threatened breach of this Section 4 could cause the Company and its affiliates irreparable harm for which there is no adequate remedy at law and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company and its affiliates shall be entitled to specific performance and injunctive relief.

               (f) Any termination of the Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 4, provided that, notwithstanding anything contained herein to the contrary, the restrictions in Sections 4(a) and (b) shall immediately terminate and have no further effect upon the occurrence of a “Change of Control” of the Company (as defined in the employment or severance agreement between the Company and the chief executive officer of the Company, as in effect from time to time).

               5. Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s estate and legal representatives.

               (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

               (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise. For purposes of this Agreement, “affiliate” shall mean any entity controlled by, controlling or under common control with the Company.

               6. Miscellaneous. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Rhode Island, without reference to its principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

               (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: At the last address on file in the Company’s records If to the Company: FleetBoston Financial Corporation 100 Federal Street Boston, MA 02110 Attention: General Counsel

or to such other address as either party furnishes to the other in writing in accordance with this Section 6(b). Notices and communications shall be effective when actually received by the addressee.

               (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

               (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

               (e) The Company represents and warrants to the Executive that the execution and delivery of this Agreement and the terms thereof have been duly and validly authorized and that all corporate actions required to be taken by the Company for the execution, delivery and performance of this Agreement have been duly and effectively taken. The Company acknowledges that the Executive has relied upon such representations and warranties in entering into this Agreement.

               (f) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

          IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

FLEETBOSTON FINANCIAL CORPORATION

/s/ WILLIAM C. MUTTERPERL
By:	William C. Mutterperl
Title: Executive Vice President, Secretary and General Counsel
/s/ TERRENCE MURRAY TERRENCE MURRAY